Exhibit 99.3

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
BETWEEN
ARC PROPERTIES OPERATING PARTNERSHIP, L.P.
AND
dAVID kAY

This Amended and Restated Employment Agreement (the “Agreement”), dated as of October 1, 2014 (the “Effective Date”), is entered into by and between ARC Properties Operating Partnership, L.P. (the “Company”), and David Kay (the “Executive”) (each of them being referred to as a “Party” and together as the “Parties”) and, solely with respect to Sections 3(b), 3(c), 3(d), 3(e) and 3(f) hereof, American Realty Capital Properties, Inc. (“ARCP”).

WHEREAS, the Executive is currently employed by the Company as President of ARCP, the Company’s parent (it being understood that references herein to the “Company” shall include ARCP and its operating subsidiaries, including the Company, unless the context otherwise requires) pursuant to an Employment Agreement between the Company (referenced therein as American Realty Capital Properties Operating Partnership, L.P.) and the Executive, dated November 22, 2013, (the “Initial Agreement”); and

WHEREAS, the Company and the Executive desire to amend and restate the Initial Agreement in the form set forth herein to memorialize the terms of the Executive’s continued employment with the Company as Chief Executive Officer of ARCP effective as of the Effective Date on the terms and conditions set out below.

1.	EMPLOYMENT.

(a)          Position. Effective as of the Effective Date, the Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company and to serve as Chief Executive Officer of ARCP in accordance with the terms of this Agreement. The Executive shall work approximately two to three days per week (for an average of 12 days per month) out of the Company’s office located in New York, New York and the remainder of the week out of the Company’s office located in the Washington, D.C. area; provided, however, that the Executive understands and agrees that reasonable travel may be required by the Company from time to time for business reasons.

(b)          Duties. The Executive shall report directly to the Board of Directors of ARCP (the “Board”) and his principal duties and responsibilities shall be consistent with his position as Chief Executive Officer of ARCP, including management and oversight of the Company’s initiatives (which shall include, but will not be limited to, strategic acquisitions, portfolio management and capital market initiatives), and such other duties and responsibilities as may be directed by the Board consistent with his position as Chief Executive Officer of ARCP. The Executive’s duties will not include forming or operating a real estate investment trust or other entity that invests primarily in automobile dealership or automotive-related properties or provides real estate financing to automobile dealerships or automotive-related businesses, or provides non-real estate debt financing to, or makes equity investments in, automobile dealerships or automotive-related businesses. At all times during the Term (as defined below), the Executive shall adhere to all of the Company’s policies, rules and regulations governing the conduct of its employees, including without limitation, any compliance manual, code of ethics, employee handbook or other policies adopted by the Company from time to time.

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(c)          Extent of Services. Except for illnesses and vacation periods, the Executive shall devote his full business time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Executive may (i) participate in charitable, academic or community activities, and in trade or professional organizations, or (ii) hold directorships in other companies consistent with the Company’s conflict of interest policies and corporate governance guidelines as in effect from time to time with the prior written approval of the Company; provided that all of the Executive’s activities outside of the Executive’s duties to the Company, individually or in the aggregate, comply with the Company’s conflict of interest policies and corporate governance guidelines as in effect from time and do not otherwise interfere with the Executive’s duties and responsibilities to the Company. Subject to the provisions of Section 8 herein, the Executive may make any passive investment in any publicly traded entity, or own two percent (2%) or less of the issued and outstanding voting securities of any such entity, provided, in any event, that he is not obligated or required to, and shall not in fact, devote any consulting or managerial effort or services in connection therewith.

2.          TERM. This Agreement and the Executive’s employment under the terms and conditions of this Agreement shall be effective as of the Effective Date and shall continue in full force and effect thereafter until the fourth (4th) anniversary of the Effective Date (the “Initial Term”); and shall be automatically extended for a renewal term of one (1) additional year (a “Renewal Term”) at the end of the Initial Term, and an additional one (1) year Renewal Term at the end of each Renewal Term (the last day of the Initial Term and each such Renewal Term is referred to herein as a “Term Date”), unless either party notifies the other party of its non-renewal of this Agreement not later than sixty (60) days prior to a Term Date by providing written notice to the other party of such party’s intent not to renew, or if the Executive’s employment is sooner terminated pursuant to Section 5. For purposes of this Agreement (and, for the avoidance of doubt, the non-competition and non-solicitation provisions set forth in Section 8 below), “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any extensions pursuant to this Section 2 or early termination of employment pursuant to Section 5.

3.	COMPENSATION.

(a)          Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. Commencing on the Effective Date, the Base Salary shall be at the annual rate of $854,000. For years commencing after December 31, 2015, the Company shall review the Base Salary at least once a year to determine whether the Base Salary should be increased in the sole discretion of the Board, and any such increase shall apply retroactively to January 1 of such year. The Base Salary, as may be increased pursuant to this Section 3, shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 3.

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(b)          Promotion Grant and Purchase.

(i)          The Executive shall be granted under the terms of the American Realty Capital Properties, Inc. Equity Plan (the “Equity Plan”):

(A) On the Effective Date, a number of fully vested shares of the common stock, par value $0.01, of ARCP (the “Parent Stock”) equal in value to $2,000,000;

(B) On the Effective Date, a number of restricted shares of Parent Stock equal in value to $4,000,000 (the “Time-Based Grant”) that, except as set forth in Section 6, will vest in four (4) equal installments on each of the first, second, third and fourth anniversaries of the Effective Date; and

(C) As soon as reasonably practicable following the Effective Date, a number of restricted shares of Parent Stock equal in value to $2,000,000 (the “Performance-Based Grant”, and together with the Time-Based Grant, the “Promotion Grants”) that, except as set forth in Section 6, will vest based on performance metrics to be determined by the Company following consultation with the Executive.

(ii)         On the first date on or after the Effective Date on which the Executive may purchase shares of Parent Stock under the applicable stock trading policies of ARCP, the Executive agrees to purchase a number of shares of Parent Stock equal in value to not less than $1,000,000 (the “Purchased Shares”).

(iii)        The number of shares of Parent Stock to be granted or purchased, as applicable, under this Section 3(b) will be determined based on the closing price of the Parent Stock on the date immediately prior to the date of grant or purchase, as applicable, such price to be rounded down to the nearest amount as will provide for the grant or purchase of a whole number of shares (“Adjusted Closing Price”).

(c)          Annual Cash Bonus. The Executive shall be eligible to receive an annual cash bonus (each an “Annual Cash Bonus”) for each completed calendar year during the Term, in accordance with a bonus policy adopted by the Board (or an authorized committee thereof). The bonus policy will provide that the Executive shall be entitled to earn an Annual Cash Bonus with a threshold level of 150% of the Base Salary for the applicable year, with a target level of 250% of the Base Salary and potentially up to a maximum level of 350% of the Base Salary based on performance criteria related to the Executive’s performance and the Company’s profitability as determined in the discretion of the Board. Notwithstanding the foregoing, for purpose of any Annual Cash Bonus payable for 2014 (“2014 Annual Cash Bonus”), (i) the performance criteria will be those previously established for calendar year 2014 pursuant to the Initial Agreement measured over the period from December 16, 2013 through December 31, 2014, (ii) the amount of the Executive’s Base Salary for the purpose of determining any such 2014 Annual Cash Bonus shall be based on an annual rate of $663,000 paid for the period from December 16, 2013 through December 31, 2014, and (iii) in lieu of cash, any such 2014 Annual Cash Bonus shall be paid in the form of a grant under the Equity Plan on the date the 2014 Annual Cash Bonus would have otherwise been paid to the Executive, of a number of fully vested shares of Parent Stock equal in value to the amount of the Executive’s 2014 Annual Cash Bonus, any such number of shares to be determined based on the Adjusted Closing Price of the Parent Stock on the date immediately prior to such grant date (the “2014 Award Shares”). The Board, in consultation with the Executive, shall establish the individual and Company performance criteria for such calendar year as soon as reasonably practicable after the start of the year and in generally the same time frame as the other executives of the Company such as not to prejudice Executive by delaying the setting of individual criteria for the Executive. The Annual Cash Bonus for a calendar year shall be paid as soon as possible following the end of the calendar year, but in no event later than March 15th of the year following the year to which the Annual Cash Bonus relates. Other than as set forth in Section 6, the Executive must be employed by the Company or an affiliate of the Company on the date an Annual Cash Bonus is paid to be eligible to receive the Annual Cash Bonus for such year.

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(d)          Annual Stock Bonus. In addition to the Annual Cash Bonus, for each completed year in the Term commencing after December 31, 2013, the Executive shall be eligible to receive an annual grant of restricted Parent Stock under and subject to the terms of the Equity Plan (each an “Annual Stock Bonus”). Subject to the approval by the Committee under, and as defined in, the Equity Plan, each Annual Stock Bonus will consist of a grant under the Equity Plan of a number of shares of Parent Stock equal in value to a threshold level of 250% of the Base Salary for the applicable year, a target level of 350% of the Base Salary and potentially up to a maximum level of 450% of the Base Salary based on performance criteria related to the Executive’s performance and the Company’s profitability as determined in the discretion of the Board and approved by the Committee. Notwithstanding the foregoing, for purpose of any Annual Stock Bonus granted for 2014, (i) the performance criteria will be those previously established for calendar year 2014 pursuant to the Initial Agreement measured over the period from December 16, 2013 through December 31, 2014 and (ii) the amount of the Executive’s Base Salary for the purpose of determining any such Annual Stock Bonus for 2014 will be based on an annual rate of $663,000 paid for the period from December 16, 2013 through December 31, 2014. The Board, in consultation with the Executive, shall establish the individual and Company performance criteria for such calendar year as soon as reasonably practicable after the start of the year and in generally the same time frame as the other executives of the Company such as not to prejudice Executive by delaying the setting of individual criteria for the Executive. The Annual Stock Bonus for a calendar year shall be granted as soon as possible following the end of the calendar year to which the Annual Stock Bonus relates. Each Annual Stock Bonus will be subject to time-based vesting in equal installments on each of either the first three or four anniversaries of the December 31 of the year for which such Annual Stock Bonus is granted or such other period as determined by the Board, in each case at the time of grant, and will have such other terms that are no less favorable as restricted shares of Parent Stock granted to other senior executives of the Company, as determined in the sole discretion of the Board and approved by the Committee. The Executive must be employed by the Company or an affiliate of the Company on the date an Annual Stock Bonus is granted to be eligible to receive the Annual Stock Bonus for such year.

(e)          Outperformance Award. On the Effective Date, the Company and ARCP shall grant to the Executive an additional 10% participation percentage under the American Realty Capital Properties, Inc. 2014 Multi-Year Outperformance Plan (the “OPP Plan”) in the form of award agreement attached as Exhibit A hereto. Such grant shall be in addition to the 5% participation percentage under the OPP Plan previously granted to the Executive.

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(f)          General Provisions Regarding Stock Awards. Parent shall use reasonable efforts to ensure that the shares of Parent common stock issued to the Executive under this Agreement are registered with the U.S. Securities and Exchange Commission (the “SEC”) on a then-effective Form S-8 or other applicable registration statement and are issued without restrictions on resale by the Executive, and Parent shall use reasonable efforts to maintain the effectiveness of such registration statement during all periods that the Executive owns the shares. If, at the time any federal, state or local tax withholding obligation arises upon the vesting of any shares of Parent common stock issued to the Executive under this Agreement, such shares are not subject to an effective registration statement, are subject to restrictions on public resale by the Executive (including under the Parent’s insider trading policy or applicable federal or state law, or are not then listed on a securities exchange or over-the-counter market (which does not include listing on the “pink sheets”), then the Company shall withhold a sufficient number of shares to satisfy all such withholding requirements unless the Executive has otherwise remitted funds sufficient to satisfy any such withholding requirements. Dividends and distributions will be paid in respect of any unvested shares of Parent Stock held by the Executive, including without limitation the Promotion Grants, in the same form and at the same time as dividends and distributions are paid as to unrestricted shares of Parent Stock, and will not be forfeited solely as a result of a subsequent forfeiture of any such unvested shares. Any award of restricted stock to the Executive will be memorialized in a mutually agreeable restricted stock award agreement.

(g)          Lock-Up Agreement. Notwithstanding anything herein or in the Equity Plan to the contrary, the Parties agree that on the date of purchase of the Purchased Shares and the date of grant of the 2014 Award Shares, they shall enter into a Lock-Up Agreement in the form attached as Exhibit B hereto with respect to the Parent Shares underlying the Purchased Shares and the 2014 Award Shares, respectively.

4.	BENEFITS.

(a)          Vacation. The Executive shall be entitled to six (6) weeks paid vacation per full calendar year, which shall accrue in accordance with the Company’s vacation policy as in effect from time to time.

(b)          Sick and Personal Days. The Executive shall be entitled to sick and personal days pursuant to Company policy.

(c)          Employee Benefit Plans. The Executive will be eligible for and entitled to participate in any Company sponsored employee benefit plans maintained for the Company’s employees, including but not limited to benefits such as group health, life and long-term insurance and a 401(k) plan, as such benefits may be offered from time to time. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(d)          Expenses. The Executive shall be entitled to reimbursement of reasonable business expenses, in accordance with the Company’s policy as in effect from time to time, including, without limitation, reasonable travel and entertainment expenses incurred by the Executive in connection with the business of the Company, after the presentation by the Executive of appropriate documentation. During the Term, the Company shall reimburse Executive for up to $6,000 per month for Executive’s cost for a residence in New York City. Executive shall be entitled to business class travel (when available) and use of a car service when not in the Washington, D.C. area. Within thirty (30) days following presentation of appropriate documentation, the Company will reimburse Executive for his legal expenses incurred in the negotiation and documentation of this Agreement, up to a maximum of $10,000.

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(e)          Additional Insurance. The Company shall endeavor to provide at its sole expense a term life insurance policy or policies to the Executive with a death benefit aggregating at least $2 million, as well as disability insurance providing for income replacement upon termination of at least 95% of the Base Salary, subject to such insurance being available at reasonable cost (any such insurance policies, the “Executive Insurance Policies”).

(f)          Indemnity. The Company hereby agrees to indemnify, defend and hold the Executive harmless for any damages, costs, charges, fees or other expenses, including without limitation, reasonable attorney’s fees and disbursements (including reasonable fees and disbursements incurred by the Executive in the course of enforcing this Section 4(f)), that the Executive incurs or may incur as a result of any claims, disputes, suits or other proceedings or investigations arising out of or relating to the Company’s employment of Executive and Executive’s performance of the Executive’s duties under this Agreement, to the maximum extent permitted by law. Executive shall be entitled to advancement of expenses in the event of Company’s indemnification of Executive hereunder.

5.          TERMINATION. Notwithstanding any other provision of this Agreement to the contrary, the employment of the Executive by the Company and this Agreement shall terminate immediately upon his death, the Company shall have the right to and may, in the exercise of its discretion, terminate the Executive at any time by reason of Disability, or with Cause or without Cause, and the Executive shall have the right to and may, in the exercise of his discretion, Voluntarily Resign his employment during the Term for any reason, in each case subject to the provisions set forth below:

(a)           Death; Disability. The employment of the Executive by the Company and this Agreement shall terminate immediately upon death of the Executive or immediately upon the giving of written notice by the Company to the Executive of his termination due to Disability. As used in this Agreement, “Disabled” shall mean the Executive is unable to perform his duties hereunder due to the onset of any sickness, injury or disability for a consecutive period of one hundred eighty (180) days or an aggregate of six (6) months in any twelve (12)-consecutive month period. A determination of “Disabled” shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disabled shall be binding on all parties. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Disabled shall not be considered a breach of this Agreement by the Company.

(b)           With Cause. The employment of the Executive by the Company shall terminate at the election of the Company immediately upon the giving of written notice by the Company to the Executive of his termination with Cause. For purposes of this Agreement, the term “Cause” means that the Executive: (i) has been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony (excluding any felony relating to the negligent operation of an automobile), (ii) has intentionally failed to substantially perform (other than by reason of illness, temporary disability or injunction) his reasonably assigned material duties hereunder, including but not limited to duties consistent with Executive’s position as are assigned by the Board after the date of this Agreement, (iii) has engaged in willful misconduct in the performance of his duties, (iv) has engaged in conduct that violated the Company’s then existing written internal policies or procedures and which is detrimental to the business or reputation of the Company, or (v) has materially breached any non-competition or non-disclosure agreement in effect between the Executive and the Company, including such agreements in this Agreement.

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(c)           Without Cause; Voluntary Resignation. The employment of the Executive by the Company and this Agreement shall terminate at the election of the Company without Cause, and at the election of the Executive for any reason (“Voluntary Resignation”), in either case upon thirty (30) days prior written notice to the Executive or the Company, as the case may be.

(d)           Non-renewal. This Agreement and the Executive’s employment shall terminate at a Term Date if either the Executive or the Company notifies the other party of its non-renewal of this Agreement not later than sixty (60) days prior to such Term Date by providing written notice to the other party of such party’s intent not to renew. The written notice and non-renewal of this Agreement shall not be an event giving rise to any severance or other payments hereunder or any liability of one Party to the other Party.

(e)           Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Death) shall be communicated by written Notice of Termination to the other party hereto in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(f)           Date of Termination. The “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant Disability or for Cause, the date of delivery of the Notice of Termination unless otherwise specified in such notice, (iii) the applicable Term Date if termination is due to a notice of non-renewal, and (iv) if the Executive’s employment is terminated for any other reason the date the Executive ceases performing services as an employee of the Company.

6.	EFFECTS OF TERMINATION.

(a)          Death or Termination by the Company for Disability. If the employment of the Executive should terminate during the Term due to his death or at the election of the Company due to Disability, then the Company will pay or provide to the Executive (or his estate, if applicable) the following:

(i)          Any earned and accrued but unpaid installment of Base Salary through the Date of Termination payable in accordance with the Company’s normal payroll practices;

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(ii)         reimbursement for any unreimbursed business expenses incurred through the Date of Termination in accordance with Sections 4(d) and 13(l)(ii);

(iii)        the aggregate value of all accrued but unused vacation days then available to the Executive paid within sixty (60) days after the Date of Termination;

(iv)        all other applicable payments or benefits to which the Executive shall be entitled under, and paid or provided in accordance with, the terms of any applicable arrangement, plan or program under Section 4(c) (collectively, Sections 6(a)(i) through 6(a)(iv), payable in accordance with this Section 6(a), shall be hereafter referred to as the “Accrued Benefits”);

(v)         the product of (A) the target Annual Cash Bonus otherwise payable to the Executive for the year of termination times (B) a fraction, the numerator of which is the number of days from and including January 1 of the year of termination to and including the Date of Termination, and the denominator of which is 365, payable when the applicable Annual Cash Bonus for such year would have otherwise been paid (the “Pro-Rata Bonus”); and

(vi)        any accrued but unpaid Annual Cash Bonus for the year prior to the year of termination, payable when the applicable Annual Cash Bonus for such year would have otherwise been paid (notwithstanding Section 3(c)(iii), in the event any such termination occurs in 2015 and the 2014 Annual Cash Bonus has been accrued but is unpaid, such amount will be payable in cash).

In addition, upon the date of any such termination (A) the Promotion Grants granted hereunder, the Parent Stock grant granted under Section 3(b)(ii) of the Initial Agreement, and any previously granted Annual Stock Bonus shall become fully vested and all restrictions thereon shall lapse, and (B) the applicable performance measurement calculations shall be performed in accordance with the OPP Plan, resulting awards shall be granted to Executive and vest over the time period set forth in the OPP Plan.

(b)          Termination by the Company without Cause. If the employment of the Executive should terminate during the Term at the election of the Company without Cause, then the Company shall pay or provide to the Executive:

(i)          the Accrued Benefits;

(ii)         the Pro-Rata Bonus and any accrued but unpaid Annual Cash Bonus for the year prior to the year of termination, payable when the applicable Annual Cash Bonus for such year would have otherwise been paid (notwithstanding Section 3(c)(iii), in the event any such termination occurs in 2015 and the 2014 Annual Cash Bonus has been accrued but is unpaid, such amount will be payable in cash);

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(iii)        subject to Sections 14(l), an amount equal to:

(A) if such termination occurs prior to a Change of Control (as defined in Section 6(g)(i)), an amount in cash equal to the sum of: (x) Base Salary for the number of whole months that would remain in the Term absent such termination; plus (y) an amount equal to (I) 2.5 times Base Salary, times (II) the product of the number of whole months that would remain in the Term absent such termination, times 0.85, and (III) the product of (I) and (II) divided by 12, payable in equal installments over the Restricted Period (the “Severance Payments”); provided, that in no event shall the amount of the Severance Payments exceed $7.0 million; and provided, further, that the first payment of the Severance Payments shall be made on the sixtieth (60th) day after the date of termination, and will include payment of any amount of the Severance Payments that were otherwise due prior thereto; or

(B)         if such termination occurs upon or following a Change of Control, an amount in cash equal to 2.99 times the sum of (x) Base Salary plus (y) an amount equal to the sum of the target level of the Annual Cash Bonus plus the target level of the Annual Stock Bonus for the calendar year in which the termination occurs, as set forth in Sections 3(c) and 3(d), payable in equal installments over the Restricted Period (the “Enhanced Severance Payments”); provided, that the first payment of the Enhanced Severance Payments shall be made on the sixtieth (60th) day after the date of termination, and will include payment of any amount of the Enhanced Severance Payments that were otherwise due prior thereto;

(iv)        continued payment by the Company of the premiums for the Executive Insurance Policies in effect on the Date of Termination, for a period of two (2) years following the Date of Termination, subject to the continuing eligibility requirements and other terms and conditions of such Executive Insurance Policies. The Company shall use reasonable efforts to assist the Executive in assuming the Executive Insurance Policies at the Executive’s expense following the expiration of such two year period; and

(v)         the Company shall provide the Executive with outplacement services at a level commensurate with the Executive’s position with a professional outplacement organization arranged by the Company in accordance with the Company’s practices, for a period of up to one year after the Date of Termination, with an aggregate cost not to exceed $10,000.

In addition, upon the date of any such termination (A) the Promotion Grants granted hereunder and the Parent Stock grant granted under Section 3(b)(ii) of the Initial Agreement shall become fully vested and all restrictions thereon shall lapse (B) any previously granted Annual Stock Bonus shall not be forfeited but shall vest over the prescribed schedule in the Equity Plan (as if Executive had remained employed throughout such period) and (C) the applicable performance measurement calculations shall be performed in accordance with the OPP Plan, resulting awards shall be granted to Executive and vest over the time period set forth in the OPP Plan.

(c)          Release. Payments by the Company required under this Section 6 following termination or expiration of the Executive’s employment for any reason (other than payments of the Accrued Benefits) shall be conditioned on and shall not be payable unless the Company receives from the Executive within sixty (60) days of the Date of Termination a fully effective and non-revocable written release in form and substance reasonably acceptable to the Company of any and all past, present or future claims that the Executive (or, in the event of his death, his estate) may have against the Company or any of its affiliates and any of their respective officers, directors, members or managers. The Company agrees to provide the Executive with the form of release within seven (7) days of the Date of Termination.

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(d)          By the Company For Cause or Non-Renewal by the Company. In the event that the Executive’s employment is terminated during the Term by the Company for Cause or upon the non-renewal of the Initial Term or any Renewal Term by the Company, the Company shall pay the Executive only the Accrued Benefits, and the Company shall have no further obligations to the Executive under this Agreement. All equity awards held by the Executive to the extent vested as of the Date of Termination or Non-Renewal shall be subject to the terms and conditions of the applicable plan and award agreement. For the avoidance of doubt, upon the date of any such termination, any unvested portions of the Promotion Grants granted hereunder, the Parent Stock grant granted under Section 3(b)(ii) of the Initial Agreement, any previously granted Annual Stock Bonus, and any awards granted to Executive under the OPP Plan, shall be forfeited.

(e)          Voluntary Resignation by Executive or Non-Renewal by the Executive. In the event that the Executive’s employment is terminated during the Term by a Voluntary Resignation or non-renewal of the Initial Term or any Renewal Term by the Executive, the Company shall pay the Executive the Accrued Benefits, and an amount equal to twelve (12) months Base Salary in equal installments over the Restricted Period and health benefits for twelve (12) months. All equity awards held by the Executive to the extent vested as of the Date of Termination or Non-Renewal shall be subject to the terms and conditions of the applicable plan and award agreement. For the avoidance of doubt, upon the date of any such termination, any unvested portions of the Promotion Grants granted hereunder, the Parent Stock grant granted under Section 3(b)(ii) of the Initial Agreement, any previously granted Annual Stock Bonus, and any awards granted to Executive under the OPP Plan, shall be forfeited.

(f)          Termination of Authority. Immediately upon the Executive terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of his terminated or expired position(s) and shall be without any of the authority or responsibility for such position(s).

(g)          Change of Control.

(i)          For purposes of this Agreement, a “Change of Control” means: (i) any “person” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company), is or becomes the ”beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities; (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other entity or approve the issuance of voting securities in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary thereof) pursuant to applicable exchange requirements, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) at least 50.1% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of either of the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities; or (iii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction or series of transactions within a period of twelve (12) months ending on the date of the last sale or disposition having a similar effect).

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(ii)         Notwithstanding any other provision of this Agreement, the Equity Plan or the OPP Plan to the contrary, in the event that any economic benefit, payment or distribution by the Company or ARCP to or for the benefit of the Executive, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax, together with any interest or penalties related to such excise tax, referred to in this Agreement as the “Excise Tax”), then the value of any such Payments which constitute “parachute payments” within the meaning of Section 280G of the Code, as determined by the Accounting Firm (as defined below), will be reduced by such amount (the “Payment Reduction”) so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, equals 2.99 times the Executive’s “base amount” (within the meaning of Section 280G(b)(3) of the Code); provided, however, that the preceding sentence will not be applicable and the Executive’s Payments will not be reduced under this provision if the Accounting Firm (defined below) determines that, on an after-tax basis, the Executive would retain a greater amount of compensation following payment of the Excise Tax on the unreduced amount of any Payments than the amount of compensation retained following reduction of the Payments as required under the preceding sentence. In the event of a Payment Reduction, the Payments which constitute “parachute payments” shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) stock options (and other exercisable awards) that have exercise prices higher than the then fair market value price of the stock (based on the latest vesting tranches), (4) restricted stock and restricted stock units based on the last ones scheduled to be distributed, (5) other stock options based on the latest vesting tranches, and (6) other non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(iii)        All determinations required to be made under Section 6(g)(ii), including whether and when a Payment is subject to Section 4999 of the Code and the assumptions to be utilized in arriving at such determination and in determining an appropriate Payment Reduction, will be made by the Company’s outside auditing firm at the time of such determination (the “Accounting Firm”). All fees and expenses of the Accounting Firm will be borne by the Company. Any determination by the Accounting Firm will be binding upon the Company and the Executive in determining whether a Payment Reduction is required and the amount thereof, in the absence of material mathematical or legal error.

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7.          CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term “Confidential Information” as used in this Agreement shall mean all information which is known only to the Executive or the Company, other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company’s business including, without limitation, information regarding clients, customers, pricing policies, methods of operation, business plans, proprietary Company programs, sales products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of his affiliation with or work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive shall not, during or after the Term, disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, by law or in any judicial or administrative proceeding (in which case, the Executive promptly shall provide the Company with notice pursuant to the next below paragraph) unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive, directly or indirectly, of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, the Executive shall deliver to the Company all documents and data (in whatever form it may be maintained including without limitation any electronic, written or mechanical formats) pertaining to the Confidential Information and all devices on which such documents or data may have been stored electronically or mechanically and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages in business, and that the provisions of this Section 7 are not intended to restrict the Executive’s use of such previously acquired knowledge.

In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company in seeking a protective order or other appropriate remedy. The Company will reimburse the Executive upon presentation of appropriate documentation for any pre-approved out-of-pocket expenses incurred in connection with seeking such protective order or other remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.

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8.	COVENANTS.

(a)          Restriction on Competition. During the Term and for a period of eighteen (18) months following the Date of Termination (the “Restricted Period”), the Executive agrees not to engage, directly or indirectly, as an owner, director, trustee, manager, member, employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate or representative capacity, in any of the following: (i) any public or private company involved in any aspect of commercial real estate or (ii) any other business line of the Company in which the Executive was involved during the Term. Notwithstanding the foregoing, the Executive shall not be deemed to have violated this Section 8(a) solely by reason of his passive ownership of 2% or less of the outstanding stock of any publicly traded corporation or other entity.

(b)          Non-Solicitation of Clients and Investors. During the Restricted Period, the Executive agrees not to solicit, directly or indirectly, on his own behalf or on behalf of any other Person, any Person that is (x) a client of the Company to whom the Company had provided services at any time during the Executive’s employment with the Company in any line of business that the Company conducts as of the termination of the Executive’s employment or that the Company is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by the Company or (y) an investor in the Company, any of its affiliates or any of their investment vehicles for the purpose of causing such investor to terminate or diminish its investment in or with the Company, any of its affiliates or any of their investment vehicles or to divert or otherwise cease to make a new investment in the Company, any of its affiliates or any of their investment vehicles. In addition, during the Restricted Period, the Executive agrees not to encourage any client of the Company as of the termination of the Executive’s employment to reduce its patronage to the Company.

(c)          Non-Solicitation of Employees. During the Restricted Period, the Executive agrees that he will not, directly or indirectly, solicit for employment or retention, or hire, or attempt to solicit or hire, or cause any Person, other than an affiliate of the Company, to solicit or hire or retain any person who is then or was at any time during the preceding twelve (12) months an employee or independent contractor of the Company.

(d)          Non-Disparagement. During the Term and thereafter, each of the Company (including any of its affiliates, or any of their respective officers, directors, employees, shareholders, agents or businesses) and the Executive shall not knowingly, directly or indirectly, make negative comments or otherwise disparage the other party in any manner likely to be harmful to them or their business reputations or personal reputations. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings); provided that each party has given the other party prompt written notice of any such legal process and cooperated with the other party’s efforts to seek a protective order.

(e)          Acknowledgement. The Executive acknowledges that he will acquire much Confidential Information concerning the past, present and future business of the Company as the result of his employment, as well as access to the relationships between the Company and its clients and employees. The Executive further acknowledges that the business of the Company is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure the Company. The Executive understands and agrees that the restrictions contained in this Section 8 are reasonable and are required for the Company’s legitimate protection, and do not unduly limit his ability to earn a livelihood.

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(f)          Tolling. In the event of any violation of the provisions of this Section 8, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(g)          Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 7 and 8 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates, under law or in equity (including, without limitation, the recovery of damages):

(i)          the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii)         the right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

(h)          If any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration, scope of activities or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced

9.          INTELLECTUAL PROPERTY. Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or business plans or opportunities, or any other intellectual property of any type or nature whatsoever (“Intellectual Property”), developed by him during the period of his employment by the Company and whether developed by him during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any Confidential Information or Intellectual Property of the Company. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

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10.           EQUITABLE RELIEF. The Executive acknowledges and agrees that, notwithstanding anything herein to the contrary, including without limitation Section 11 hereof, upon any breach by the Executive of his obligations under Sections 7, 8 or 9 hereof, the Company will have no adequate remedy at law, and accordingly shall be immediately entitled to specific performance and other appropriate injunctive and equitable relief in a court of competent jurisdiction.

11.	ALTERNATIVE DISPUTE RESOLUTION (“ADR”) POLICY AND PROCEDURE

(a)          Coverage. Except as otherwise expressly provided in this or by law, this ADR Policy and Procedure is the sole and exclusive method by which the Executive and the Company are required to resolve any and all disputes arising out of or related to the Executive’s employment with the Company or the termination of that employment, each of which is referred to as “Employment-Related Dispute”, including, but not limited to, disputes arising out of or related to any of the following subjects:

•           Compensation or other terms or conditions of the Executive’s employment; or

•          Application or enforcement of any Company program or policy to the Executive; or

•          Any disciplinary action or other adverse employment decision of the Company or any statement related to the Executive’s employment, performance or termination; or

•          Any policy of the Company or any agreement between the Executive and the Company; or

•          Disputes over the arbitrability of any controversy or claim which arguably is or may be subject to this ADR Policy and Procedure; or

•          Claims arising out of or related to any current or future federal, state or local civil rights laws, fair employment laws, wage and hour laws, fair labor or employment standards laws, laws against discrimination, equal pay laws, wage and salary payment laws, plant or facility closing or layoff laws, laws in regard to employment benefits or protections, family and medical leave laws, and whistleblower laws, including by way of example, but not limited to, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1978, as they have been or may be amended from time to time; or

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•          Any other dispute arising out of or related to the Executive’s employment or its termination.

(b)          Step 1: Negotiation. The Executive and the Company shall attempt in good faith to negotiate a resolution of any Employment-Related Dispute.

(c)          Step 2: Mediation. If an Employment-Related Dispute cannot be settled through negotiation and remains unresolved 15 days after it asserted, the Executive or the Company may submit the dispute to mediation and the parties shall attempt in good faith to resolve the dispute by mediation, under the mediation procedure of JAMS or the American Arbitration Association (“AAA”). The choice of the JAMS or AAA mediation procedure shall be made by the party initiating mediation. Unless the Parties agree otherwise in writing, the mediation shall be conducted by a single mediator, and the mediator shall be selected from an appropriate JAMS or AAA panel pursuant to the JAMS or AAA rules, respectively. The mediation shall be conducted in New York City, New York. Unless the Parties agree otherwise, the cost of the mediator's professional fees and expenses and any reasonable administrative fee will be shared and paid equally by the Parties, and each Party shall bear its own attorneys’ fees and costs of the mediation.

(d)          Step 3: Binding Arbitration. If an Employment-Related Dispute cannot be settled through mediation and remains unresolved 45 days after the appointment of a mediator, the Executive or the Company may submit the dispute to arbitration and the dispute shall be settled in arbitration by a single arbitrator in accordance with the applicable rules for arbitration of employment disputes of JAMS or the AAA in effect at the time of the submission to arbitration. The choice of JAMS or AAA arbitration rules shall be made by the Party initiating arbitration. The arbitration shall be conducted in the city and state in which the Company office is located in which the Executive work(ed). The arbitrator shall not have the authority to alter or amend any lawful policy, procedure or practice of the Company or agreement to which the Company is a party or the substantive rights or defenses of either Party under any statute, contract, constitution or common law. Each Party shall be responsible for its own attorneys' fees and other costs, fees and expenses, if any, with respect to its conduct of the arbitration. The administrative cost of the arbitration, including any reasonable administrative fee and arbitrator's fees and expenses, shall be shared equally and paid by the Parties. The arbitrator is expressly empowered to award reasonable attorneys' fees and expenses to the prevailing party as well as all other remedies to which either party would be entitled if the dispute were resolved in court. The decision and award of the arbitrator is final and binding. The arbitrator shall promptly issue a written decision in support of his/her award. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction, and the award may be confirmed and enforced in any such court. The Federal Arbitration Act or any applicable state law shall govern the application and enforcement of the provisions of this section.

(e)          Provisional Remedies. The Executive or the Company may file a complaint or commence a court action to obtain an injunction to enforce the provisions of this ADR Policy and Procedure, or to seek a temporary restraining order or preliminary injunction or other provisional relief to maintain the status quo or in aid of or pending the application or enforcement of this ADR Policy and Procedure. Despite such complaint or action, the parties shall continue to participate in good faith in this ADR Policy and Procedure.

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(f)          Administrative Agencies. Nothing in this ADR Policy and Procedure is intended to prevent you from filing a complaint or charge with any administrative agency, including, but not limited to, the Equal Employment Opportunity Commission and the National Labor Relations Board.

(g)          At-Will Employment/Waiver of Jury or Court Trial. This ADR Policy and Procedure does not alter the terms and conditions of the Executive’s employment pursuant to this Agreement. Nothing in this ADR Policy and Procedure limits in any way the Executive’s right or the Company's right to terminate the Executive’s employment at any time consistent with the terms of the Agreement. This ADR Policy and Procedure does not require the Executive or Company to start the arbitration process before taking action of any kind, including without limitation the termination of the Executive’s employment. This Policy waives any right that the Executive or the Company may have to a jury trial or a court trial of any Employment-Related Dispute (except as provided above in Sections 10 or 11(e) for a court to issue provisional or equitable remedies).

(h)          ADR Agreement and Savings Provision.

(i)          The Executive and the Company agree that this ADR Policy and Procedure shall mandatorily apply and be the sole and exclusive method by which both the Executive and the Company are required to resolve any and all Employment-Related Disputes, to the fullest extent permitted and not prohibited or restricted by law.

(ii)         Should any provision of this ADR Policy and Procedure be held invalid, illegal or unenforceable, the Executive and the Company agree that it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this ADR Policy and Procedure shall remain in full force and effect. The Executive and the Company further agree that the provisions of this ADR Policy and Procedure shall be deemed severable and the invalidity or enforceability of any provision of the Agreement shall not affect the validity or enforceability of the provisions of this Section 11.

12.         COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that for a period of eighteen (18) months following his termination of employment, he shall cooperate fully with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement. The Company will reimburse Executive for any out-of-pocket expenses incurred in satisfying his obligations under this Section 12.

13.         RETURN OF PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive will promptly return all property belonging to the Company or any of its affiliates.

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14.	GENERAL.

(a)          Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 13(a).

If to the Company, to:	ARC Properties
Operating Partnership, L.P.
405 Park Avenue, 12th Floor
New York, NY 10022
Attn: Brian Block
Email: bblock@arlcap.com

If to Executive, at his last residence shown on the records of the Company.

(b)          Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(c)          Waivers.

(i)          No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(ii)         Except as expressly set forth in this Agreement, Executive shall not be entitled to and the Company shall not be responsible to the Executive for any remuneration or benefits on behalf of Executive’s services to the Company, his employment or the termination of such employment.

(d)          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

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(e)          Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company, except that the Company may assign it to an affiliate of the Company and shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment and the Company shall be released of all obligations hereunder. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

(f)          Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof (including the Initial Agreement, but excluding any award agreement entered into under the Equity Plan or the OPP Plan prior to the Effective Date, each of which shall remain in full force and effect pursuant to its terms) and may not be amended except by a written instrument hereafter signed by the Executive and a duly authorized representative of the Company (other than the Executive).

(g)          Governing Law. This Agreement and the performance and enforcement hereof shall be construed and governed in accordance with the laws of the State of New York without regard to any choice of law or conflict of law principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(h)          Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa. Any references herein to “you” or “your” shall refer to the Executive.

(i)          Payments and Exercise of Rights after Death. Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Executive, and otherwise to his estate.

(j)          Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement, and that the Executive’s execution of this Agreement is knowing and voluntary.

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(k)          Withholding. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.

(l)          Section 409A.

(i)          Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of Code and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)         Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred (or, where applicable, no later than such earlier time required by the Agreement). The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(iii)        For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iv)        Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of executives deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

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(v)         Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

(m)          Survival. Notwithstanding anything in this Agreement or elsewhere to the contrary, the provisions of Sections 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Employment Agreement to be duly executed as of the date first above written.

ARC PROPERTIES
OPERATING PARTNERSHIP, L.P.

By: American Realty Capital Properties, Inc., its general partner

By:	/s/ Nicholas S. Schorsch
Name:	Nicholas S. Schorsch
Title:	Executive Chairman

Executive

By:	/s/ David Kay
David Kay

solely with respect to Sections 3(b), 3(c), 3(d), 3(e) and 3(f) hereof:

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:	/s/ Nicholas S. Schorsch
Name:	Nicholas S. Schorsch
Title:	Executive Chairman

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EXHIBIT A

AWARD AGREEMENT UNDER THE
AMERICAN REALTY CAPITAL PROPERTIES, INC.
2014 MULTI-YEAR OUTPERFORMANCE PLAN

This Award Agreement (this “Agreement”), is made as of the Grant Date set forth below between AMERICAN REALTY CAPITAL PROPERTIES, INC., a Maryland corporation (the “Company”), its subsidiary ARC Properties Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”) and the Grantee named below. This Agreement sets forth the terms of an Award Granted to the Grantee by the Committee under the American Realty Capital Properties, Inc. 2014 Multi-Year Outperformance Plan (the “Plan”). Capitalized terms used in this Award that are not otherwise defined have the meanings assigned to such terms in the Plan.

Grant Date: October 1, 2014

Name of Grantee: David Kay

Participation Percentage: 10%

Number of Award LTIP Units Subject to Award: 1,754,236

By executing this Agreement, the Grantee hereby agrees that the Award evidenced by this Agreement shall be subject to the terms and conditions set forth in the Plan, including as to vesting and forfeiture of the Award and the Grantee’s Participation Percentage.

Notwithstanding anything in the Plan to the contrary, no Award LTIP Units subject to this Award shall be earned on the First Valuation Date.

This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the 1st day of October, 2014.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:	/s/ Nicholas S. Schorsch
Name:	Nicholas S. Schorsch
Title:	Executive Chairman

ARC Properties Operating
Partnership, L.P.

By: American Realty Capital Properties, Inc., its
general partner

By:	/s/ Nicholas S. Schorsch
Name:	Nicholas S. Schorsch
Title:	Executive Chairman

GRANTEE

/s/ David Kay
Name: David Kay

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EXHIBIT B

Form of Lock-Up Agreement

David Kay

Dear David:

In connection with your employment as CEO of American Realty Capital Properties, Inc. (“ARCP” or the “Company”) pursuant to the Amended and Restated Employment Agreement between you (“Executive”), ARC Properties Operating Partnership, L.P. and the Company dated as of October 1, 2014 (the “Employment Agreement”), this letter is to memorialize your agreement under Section 3(g) of the Employment Agreement to lock up your [Purchased Shares] [2014 Award Shares]. Capitalized terms used herein but not defined shall have the meaning set forth in the Employment Agreement.

You hereby agree that during the Term you will not, without the prior written consent of the Board, directly or indirectly, (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of, transfer, pledge or encumber the [Purchased Shares] [2014 Award Shares] or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the [Purchased Shares] [2014 Award Shares].

You further hereby acknowledge and agree that any purchase or sale of Parent Stock by you shall at all times be in compliance with ARCP’s insider trading policies and blackout periods and with all applicable Federal and State laws and regulations, including but not limited to SEC Rules 10b-5 and 10b-18.

 Sincerely,

Nicholas S. Schorsch

Chairman of the Board

American Realty Capital Properties, Inc.

Acknowledged and Agreed By:

David Kay

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RESTRICTED STOCK AWARD AGREEMENT

PURSUANT TO THE

AMERICAN REALTY CAPITAL PROPERTIES, INC.

EQUITY PLAN

THIS AGREEMENT (this “Agreement”) is made as of October 1, 2014 (the “Grant Date”), by and between American Realty Capital Properties, Inc., a Maryland corporation with its principal office at 405 Park Avenue, New York, New York 10022 (the “Company”), and David S. Kay (the “Participant”).

WHEREAS, the Board of Directors of the Company (the “Board”) adopted the American Realty Capital Properties, Inc. Equity Plan (approved by the Board on September 6, 2011) (as such plan may be amended from time to time, the “Plan”);

WHEREAS, the Plan provides that the Company, through the Compensation Committee of the Board (the “Compensation Committee”) as authorized by the Board, has the ability to grant awards of restricted shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to directors, officers and employees of the Company and certain other entities that provide services to the Company and to certain consultants or entities that provide services to the Company; and

WHEREAS, the Compensation Committee approved the issuance of the Restricted Shares (as defined below) set forth below to the Participant in connection with the Participant’s promotion to the role of Chief Executive Officer of the Company, effective October 1, 2014.

NOW, THEREFORE, the Company and the Participant agree as follows:

1.        Grant of Shares.   Subject to the terms, conditions and restrictions of the Plan and this Agreement, on the Grant Date the Company granted to the Participant 331,675 shares of Common Stock (the “Shares”). While such restrictions are in effect, the Shares subject to such restrictions shall be referred to herein as the “Restricted Shares”. For the avoidance of doubt, the Restricted Shares granted under this Agreement (i) comprise the “Time-Based Grant” under, and as defined in, the Amended and Restated Employment Agreement among the Executive, the Company and ARC Properties Operating Partnership, L.P., the Company’s operating partnership (the “Operating Partnership”), dated as of October 1, 2014 (the “Employment Agreement”) and (ii) in accordance with the terms and conditions of the Employment Agreement, reflects a number of shares of Common Stock with a value on the Grant Date of $4,000,000 based on the closing price of the Common Stock of $12.06 as quoted by the NASDAQ Global Select Market on September 30, 2014. To the extent required by applicable law, the Participant shall pay the Company the par value ($.01) for each Restricted Share awarded to the Participant simultaneously with the execution of this Agreement in cash or cash equivalents payable to the order of the Company. Pursuant to the Plan and Section 2 of this Agreement, the Restricted Shares are subject to certain restrictions, which restrictions shall expire in accordance with the provisions of the Plan and Section 3 hereof.

2.        Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge, exchange, encumber, hypothecate or otherwise dispose of the Restricted Shares, except as set forth in the Plan or this Agreement. Any attempted sale, assignment, transfer, pledge, exchange, encumbrance, hypothecation or other disposition of the Restricted Shares in violation of the Plan or this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

3.        Vesting. Subject to the terms of the Plan and this Agreement, the Restricted Shares shall vest as follows:

(a)       the Restricted Shares shall vest twenty-five percent (25%) on each of the first, second, third and fourth anniversaries of the Grant Date; provided, in each case, that the Participant has not incurred a termination of his service with the Company and its Affiliates prior to such date.

(b)       One hundred percent (100%) of any unvested Restricted Shares shall automatically vest upon the occurrence of an Acceleration Event (as defined below). For purposes of this Agreement, an “Acceleration Event” shall mean the first to occur of any of the following: (i) a termination of the Participant’s service with the Company and its Affiliates by the Company or the Operating Partnership without Cause (as defined in the Employment Agreement), (ii) the Participant’s death and (iii) termination of the Participant’s service with the Company and its Affiliates by the Company or the Operating Partnership due to Disability (as defined in the Employment Agreement).

(c)       There shall be no proportionate or partial vesting in the periods prior to the applicable vesting dates and all vesting shall occur only on the appropriate vesting date.

4.        Forfeiture. If the Participant incurs a termination of his service with the Company and its Affiliates for any reason other than due to an Acceleration Event, the Participant shall automatically forfeit any unvested Restricted Shares and the Company shall acquire such unvested Restricted Shares for the amount paid by the Participant for such Restricted Shares (or, if no amount was paid by the Participant for such Restricted Shares, then the Company shall acquire such Restricted Shares for no consideration). For the avoidance of doubt, all unvested Restricted Shares shall be forfeited upon a voluntary resignation by the Participant or a termination of the Participant’s service by the Company or the Operating Partnership for Cause.

5.        Rights as a Holder of Restricted Shares. From and after the Grant Date, the Participant shall have, with respect to the Restricted Shares, all of the rights of a holder of shares of Common Stock, including, without limitation, the right to vote the shares, to receive and retain all dividends and distributions payable to holders of shares of record on and after the Grant Date in the same form and at the same time as dividends and distributions are paid as to unrestricted shares of Common Stock (although such dividends will be treated, to the extent required by applicable law, as additional compensation for tax purposes), and to exercise all other rights, powers and privileges of a holder of shares with respect to the Restricted Shares. Any dividends and distributions paid on the Restricted Shares will not be forfeited solely as a result of a subsequent forfeiture of such Restricted Shares.

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6.        Taxes; Section 83(b) Election. The Participant acknowledges that (i) no later than the date on which any Restricted Shares shall have become vested or the Participant makes an election under Section 83(b) of the Code with respect to any Restricted Shares, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any Federal, state or local or other taxes of any kind required by law to be withheld with respect to any Restricted Shares which shall have become so vested; (ii) the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any Federal, state or local or other taxes of any kind required by law to be withheld with respect to any Restricted Shares which shall have become so vested, including that the Company may, but shall not be required to, sell a number of Restricted Shares sufficient to cover applicable withholding taxes; and (iii) in the event that the Participant does not satisfy (i) above on a timely basis, the Company may, but shall not be required to, pay such required withholding and, to the extent permitted by applicable law, treat such amount as a demand loan to the Participant at the maximum rate permitted by law, with such loan, at the Company’s sole discretion and provided the Company so notifies the Participant within thirty (30) days of the making of the loan, secured by the Restricted Shares and any failure by the Participant to pay the loan upon demand shall entitle the Company to all of the rights at law of a creditor secured by the Restricted Shares. The Company may hold as security any certificates representing any Restricted Shares and, upon demand of the Company, the Participant shall deliver to the Company any certificates in his or her possession representing the Restricted Shares together with a stock power duly endorsed in blank. The Participant also acknowledges that it is his or her sole responsibility, and not the Company’s, to file timely and properly any election under Section 83(b) of the Code, and any corresponding provisions of state tax laws, if the Participant wishes to utilize such election.

7.        No Obligation to Continue Service. Neither the execution of this Agreement nor the issuance of the Restricted Shares hereunder constitute an agreement by the Company or the Operating Partnership to continue to employ or retain the Participant as an employee or other service provider during the entire, or any portion of, the term of this Agreement, including but not limited to any period during which any Restricted Shares are outstanding.

8.        Legend. In the event that a certificate evidencing the Restricted Shares is issued, the certificate representing the Restricted Shares shall have endorsed thereon the following legends:

(a)       “THE ANTICIPATION, ALIENATION, ATTACHMENT, SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR CHARGE OF THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE AMERICAN REALTY CAPITAL PROPERTIES, INC. (THE “COMPANY”) EQUITY PLAN (approved by the Board on September 6, 2011) (AS SUCH PLAN MAY BE AMENDED FROM TIME TO TIME, THE “PLAN”) AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE COMPANY DATED AS OF OCTOBER 1, 2014. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

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(b)       Any legend required to be placed thereon by applicable blue sky laws of any state. Notwithstanding the foregoing, in no event shall the Company be obligated to issue a certificate representing the Restricted Shares prior to vesting as set forth in Section 3 hereof.

9.        Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of the Restricted Shares provided for herein, and the Participant hereby ratifies and confirms that which the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for this purpose.

10.      Miscellaneous.

(a)       This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees. The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement. Notwithstanding the foregoing, the Participant may not assign this Agreement or any of the Participant’s rights, interests or obligations hereunder.

(b)       This award of Restricted Shares shall not affect in any way the right or power of the Board or stockholders of the Company to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Shares, the dissolution or liquidation of the Company, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

(c)       The Participant agrees that the award of the Restricted Shares hereunder is special incentive compensation and that it, any dividends paid thereon (even if treated as compensation for tax purposes) will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.

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(d)       No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

(e)       This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

(f)       The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(g)       The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(h)       All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to American Realty Capital Properties, Inc. at 405 Park Avenue, New York, New York 10022, Attn: Chief Financial Officer.

(i)        This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of Maryland without reference to rules relating to conflicts of law.

11.      Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted thereunder and as may be in effect from time to time. The Plan is incorporated herein by reference. A copy of the Plan has been delivered to the Participant. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant.

[signature page(s) follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:	/s/ Nicholas S. Schorsch
Name:	Nicholas S. Schorsch
Title:	Executive Chairman

Dated: October 1, 2014

Participant: David S. Kay

/s/ David S. Kay
(Signature)

Dated: October 1, 2014

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RESTRICTED STOCK AWARD AGREEMENT

PURSUANT TO THE

AMERICAN REALTY CAPITAL PROPERTIES, INC.

EQUITY PLAN

THIS AGREEMENT (this “Agreement”) is made as of October 8, 2014, by and between American Realty Capital Properties, Inc., a Maryland corporation with its principal office at 405 Park Avenue, New York, New York 10022 (the “Company”), and David S. Kay (the “Participant”).

WHEREAS, the Board of Directors of the Company (the “Board”) adopted the American Realty Capital Properties, Inc. Equity Plan (approved by the Board on September 6, 2011) (as such plan may be amended from time to time, the “Plan”);

WHEREAS, the Plan provides that the Company, through the Compensation Committee of the Board (the “Compensation Committee”) as authorized by the Board, has the ability to grant awards of restricted shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to directors, officers and employees of the Company and certain other entities that provide services to the Company and to certain consultants or entities that provide services to the Company; and

WHEREAS, the Compensation Committee approved the issuance of the Restricted Shares (as defined below) set forth below to the Participant in connection with the Participant’s promotion to the role of Chief Executive Officer, effective October 1, 2014.

NOW, THEREFORE, the Company and the Participant agree as follows:

1.          Grant of Shares. Subject to the terms, conditions and restrictions of the Plan and this Agreement, on the Grant Date, the Company granted to the Participant 169,205 shares of Common Stock (the “Shares”). While such restrictions are in effect, the Shares subject to such restrictions shall be referred to herein as the “Restricted Shares”. For the avoidance of doubt, Restricted Shares granted under this Agreement (i) comprise the “Performance-Based Grant” under, and as defined in, the Amended and Restated Employment Agreement among the Executive, the Company and ARC Properties Operating Partnership, L.P., the Company’s operating partnership (the “Operating Partnership”), dated as of October 1, 2014 (the “Employment Agreement”) and (ii) in accordance with the terms and conditions of the Employment Agreement, reflects a number of shares of Common Stock with a value on the Grant Date of $2,000,000 based on the closing price of the Common Stock of $11.82 as quoted by the NASDAQ Global Select Market on October 7, 2014. To the extent required by applicable law, the Participant shall pay the Company the par value ($.01) for each Restricted Share awarded to the Participant simultaneously with the execution of this Agreement in cash or cash equivalents payable to the order of the Company. Pursuant to the Plan and Section 2 of this Agreement, the Restricted Shares are subject to certain restrictions, which restrictions shall expire in accordance with the provisions of the Plan and Section 3 hereof.

2.          Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge, exchange, encumber, hypothecate or otherwise dispose of the Restricted Shares, except as set forth in the Plan or in this Agreement. Any attempted sale, assignment, transfer, pledge, exchange, encumbrance, hypothecation or other disposition of the Restricted Shares in violation of the Plan or this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

3.          Vesting. Subject to the terms of the Plan and this Agreement:

(a)         the Restricted Shares shall vest upon the terms, and subject to the conditions, set forth on Exhibit A hereto; and

(b)         One hundred percent (100%) of any unvested Restricted Shares shall automatically vest upon the occurrence of an Acceleration Event (as defined below). For purposes of this Agreement, an “Acceleration Event” shall mean the first to occur of any of the following: (i) a termination of the Participant’s service with the Company and its Affiliates by the Company or the Operating Partnership without Cause (as defined in the Employment Agreement), (ii) the Participant’s death and (iii) termination of the Participant’s service with the Company and its Affiliates by the Company or the Operating Partnership due to Disability (as defined in the Employment Agreement).

(c)         There shall be no proportionate or partial vesting in the periods prior to the applicable vesting dates and all vesting shall occur only on the appropriate vesting date.

4.          Forfeiture. If the Participant incurs a termination of his service with the Company and its Affiliates for any reason other than due to an Acceleration Event, the Participant shall automatically forfeit any unvested Restricted Shares and the Company shall acquire such unvested Restricted Shares for the amount paid by the Participant for such Restricted Shares (or, if no amount was paid by the Participant for such Restricted Shares, then the Company shall acquire such Restricted Shares for no consideration). For the avoidance of doubt, all unvested Restricted Shares shall be forfeited upon a voluntary resignation by the Participant or a termination of the Participant’s service by the Company or the Operating Partnership for Cause.

5.          Rights as a Holder of Restricted Shares. From and after the Grant Date, the Participant shall have, with respect to the Restricted Shares, all of the rights of a holder of shares of Common Stock, including, without limitation, the right to vote the shares, to receive and retain all dividends and distributions payable to holders of shares of record on and after the Grant Date in the same form and at the same time as dividends and distributions are paid as to unrestricted shares of Common Stock (although such dividends will be treated, to the extent required by applicable law, as additional compensation for tax purposes), and to exercise all other rights, powers and privileges of a holder of shares with respect to the Restricted Shares. Any dividends and distributions paid on the Restricted Shares will not be forfeited solely as a result of a subsequent forfeiture of such Restricted Shares.

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6.          Taxes; Section 83(b) Election. The Participant acknowledges that (i) no later than the date on which any Restricted Shares shall have become vested or the Participant makes an election under Section 83(b) of the Code with respect to any Restricted Shares, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any Federal, state or local or other taxes of any kind required by law to be withheld with respect to any Restricted Shares which shall have become so vested; (ii) the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any Federal, state or local or other taxes of any kind required by law to be withheld with respect to any Restricted Shares which shall have become so vested, including that the Company may, but shall not be required to, sell a number of Restricted Shares sufficient to cover applicable withholding taxes; and (iii) in the event that the Participant does not satisfy (i) above on a timely basis, the Company may, but shall not be required to, pay such required withholding and, to the extent permitted by applicable law, treat such amount as a demand loan to the Participant at the maximum rate permitted by law, with such loan, at the Company’s sole discretion and provided the Company so notifies the Participant within thirty (30) days of the making of the loan, secured by the Restricted Shares and any failure by the Participant to pay the loan upon demand shall entitle the Company to all of the rights at law of a creditor secured by the Restricted Shares. The Company may hold as security any certificates representing any Restricted Shares and, upon demand of the Company, the Participant shall deliver to the Company any certificates in his or her possession representing the Restricted Shares together with a stock power duly endorsed in blank. The Participant also acknowledges that it is his or her sole responsibility, and not the Company’s, to file timely and properly any election under Section 83(b) of the Code, and any corresponding provisions of state tax laws, if the Participant wishes to utilize such election.

7.          No Obligation to Continue Service. Neither the execution of this Agreement nor the issuance of the Restricted Shares hereunder constitute an agreement by the Company or the Operating Partnership to continue to employ or retain the Participant as an employee or other service provider during the entire, or any portion of, the term of this Agreement, including but not limited to any period during which any Restricted Shares are outstanding.

8.          Legend. In the event that a certificate evidencing the Restricted Shares is issued, the certificate representing the Restricted Shares shall have endorsed thereon the following legends:

(a)         “THE ANTICIPATION, ALIENATION, ATTACHMENT, SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR CHARGE OF THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE AMERICAN REALTY CAPITAL PROPERTIES, INC. (THE “COMPANY”) EQUITY PLAN (approved by the Board on September 6, 2011) (AS SUCH PLAN MAY BE AMENDED FROM TIME TO TIME, THE “PLAN”) AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE COMPANY DATED AS OF OCTOBER 8, 2014. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

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(b)         Any legend required to be placed thereon by applicable blue sky laws of any state. Notwithstanding the foregoing, in no event shall the Company be obligated to issue a certificate representing the Restricted Shares prior to vesting as set forth in Section 3 hereof.

9.          Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of the Restricted Shares provided for herein, and the Participant hereby ratifies and confirms that which the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for this purpose.

10.        Miscellaneous.

(a)         This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees. The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement. Notwithstanding the foregoing, the Participant may not assign this Agreement or any of the Participant’s rights, interests or obligations hereunder.

(b)         This award of Restricted Shares shall not affect in any way the right or power of the Board or stockholders of the Company to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Shares, the dissolution or liquidation of the Company, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

(c)        The Participant agrees that the award of the Restricted Shares hereunder is special incentive compensation and that it, any dividends paid thereon (even if treated as compensation for tax purposes) will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.

(d)        No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

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(e)         This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

(f)         The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(g)         The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(h)         All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to American Realty Capital Properties, Inc. at 405 Park Avenue, New York, New York 10022, Attn: Chief Financial Officer.

(i)          This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of Maryland without reference to rules relating to conflicts of law.

11.        Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted thereunder and as may be in effect from time to time. The Plan is incorporated herein by reference. A copy of the Plan has been delivered to the Participant. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant.

[signature page(s) follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:	/s/ Nicholas S. Schorsch
Name:	Nicholas S. Schorsch
Title:	Executive Chairman

Dated: October 8, 2014

Participant: David S. Kay

/s/ David S. Kay
(Signature)

Dated: October 8, 2014

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Exhibit A

Performance and Time-Based Vesting Conditions

The Restricted Shares subject to this Agreement shall vest subject to the satisfaction of a Performance-Based Condition and the occurrence of a Time-Based Condition as set forth below:

(a)          Performance-Based Conditions

Provided that the Participant has not incurred a termination of her service with the Company and its Affiliates prior to the applicable date that a Performance-Based Condition is satisfied, subject to the occurrence of a Time-Based Condition:

(i)          the Performance-Based Condition with respect to 50% of the Restricted Shares will be satisfied on October 1, 2015 if during the performance period from October 1, 2014 through September 30, 2015 the Company’s Total Stockholder Return equals or exceeds the weighted average Total Stockholder Return of the Peer Group during such performance period (any such Shares, the “First Tranche Shares”);

(ii)         the Performance-Based Condition with respect to 50% of the Restricted Shares will be satisfied on October 1, 2016 if during the performance period from October 1, 2015 through September 30, 2016 the Company’s Total Stockholder Return equals or exceeds the weighted average Total Stockholder Return of the Peer Group during such performance period (any such Shares, the “Second Tranche Shares”); and

(iii)        to the extent not satisfied pursuant to (i) or (ii) above, the Performance-Based Condition with respect to 100% of the Restricted Shares will be satisfied on October 1, 2016 if during the performance period from October 1, 2014 through September 30, 2016 the Company’s Total Stockholder Return equals or exceeds the weighted average Total Stockholder Return of the Peer Group during such performance period (any such Shares, the “Total Shares”).

“Peer Group” means each of the following companies:

(i)          Realty Income Corporation;

(ii)         National Retail Properties, Inc.;

(iii)        Spirit Realty Capital, Inc.;

(iv)        EPR Properties; and

(v)         W.P. Carey, Inc.

provided, that if during an applicable performance period, one of the Peer Group constituents should be acquired, experience some other change of control transaction, or otherwise cease to exist (as reasonably determined by the Compensation Committee), such Peer Group constituent shall be excluded from the Peer Group as of the beginning of that performance period.

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“Total Stockholder Return” means with respect to each performance period, the percentage change in the value of an investment in a share of common stock of the Company or a company in the Peer Group, as applicable, from an initial investment made at the opening of trading on the first trading day of the applicable performance period through the last trading day of such performance period (based on the applicable closing price of a share of common stock on such day), assuming that dividends paid on such share of common stock are reinvested in additional shares of such common stock on the ex-dividend date, on a pre-tax basis.

(b)          Time-Based Conditions

Provided that the Participant has not incurred a termination of her service with the Company and its Affiliates prior to the applicable Vesting Date set forth below:

Vesting Date	Aggregate Percentage of Restricted Shares Vested
October 8, 2015

•     25% if the Performance-Based Condition with respect to the First Tranche Shares has been satisfied; or

•     0% if the Performance-Based Condition with respect to the First Tranche Shares has not been satisfied

October 8, 2016

•     50%, in total, if the Performance-Based Condition with respect to either the First Tranche Shares, the Second Tranche Shares or the Total Shares has been satisfied; or

•     all of the Restricted Shares will be forfeited if the Performance-Based Condition with respect to none of the First Tranche Shares, the Second Tranche Shares or the Total Shares has been satisfied and the additional Vesting Dates below will become irrelevant

October 8, 2017	• 75%, in total, if the Performance-Based Condition with respect to either (i) both the First Tranche Shares and the Second Tranche Shares have been satisfied or (ii) the Total Shares has been satisfied
October 8, 2018	• 100%, in total, if the Performance-Based Condition with respect to either (i) both the First Tranche Shares and the Second Tranche Shares have been satisfied or (ii) the Total Shares has been satisfied

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